EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES FIRST QUARTER 2021 RESULTS

VERO BEACH, Fla., (May 13, 2021) – Bimini Capital Management, Inc. (OTCQB: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three-month period ended March 31, 2021.

First Quarter 2021 Highlights

•	Net income of $1.3 million, or $0.11 per common share
•	Book value per share of $3.08
•	Company to discuss results on Friday, May 14, 2021, at 10:00 AM ET

Management Commentary

Commenting on the first quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The first quarter of 2021 saw the emergence of a very robust recovery from the effects of the pandemic for both the economy and the quality of life for most Americans.  The vaccines that emerged during the fourth quarter of 2020 proved very effective in dealing with both the COVID-19 virus and its many variants. The vaccine was very effectively distributed so inoculation levels exceeded expectations and allowed the economy to re-open quickly.  As a result of victories in the two Georgia senate race run-off elections in early January, the democratic party had full control of both houses of Congress and the White House.  Shortly thereafter President Biden’s $1.9 trillion stimulus package was passed – a size that was well above market expectations and led to additional stimulus packages being distributed throughout the economy.  And finally, the Federal Reserve chairman acknowledged his approval of higher interest rates noting they represented a welcome development – evidence the market was anticipating a solid recovery and a return of inflation expectations above very depressed levels.  These factors, in addition to consistently robust economic data, led markets, especially rates markets, to price in a very strong economic performance for the balance of 2021 and beyond.  As interest rates and implied volatility increased, Agency RMBS generated negative returns for the quarter, both on an absolute basis and hedge adjusted basis.

“Orchid Island recorded a loss for the quarter due to these developments, but its shareholder’s equity still increased by approximately $50.9 million, the net effect of two capital raises, the operating loss and dividends paid.  As Orchid’s equity base increased management fees payable to Bimini Advisors also increased.  For the first quarter of 2021 advisory service revenues increased by approximately 11% over the fourth quarter of 2020 and by 17% over the first quarter of 2020.  As the full effect of the increase in Orchid’s capital base was not fully realized until March, the run rate of management fees going into the second quarter should lead to even higher advisory service revenues in the second quarter.  Dividend income was flat with the fourth quarter of 2020 but increased by 39% over the first quarter of 2020, the net effect of a 19% lower dividend rate and a 71% increase in the number of shares held.

“The Agency RMBS portfolio at Royal Palm Capital increased by 12% during the first quarter of 2020, the net effect of asset purchases of $12.4 million offset by $1.4 million in mark to market losses and $3.3 million of pay-downs during the quarter.  Prepayment activity remained elevated during the quarter, and remains elevated as we move through the second quarter, in spite of higher interest rates available to borrowers.  The reason is the securities owned by Royal Palm are predominantly higher coupon and more seasoned, and while rates are higher than levels seen in 2020, the loans underlying theses securities are still in the money and the economic incentive to refinance is still present.  The offset to the higher speeds for the quarter was that higher coupon securities only suffered minor price declines versus lower coupons, owing to their lower duration, typical of premium Agency RMBS.  As a result, for the first quarter of 2021, the mark to market gains on our shares of Orchid Island exceeded the mark to market losses on our Agency RMBS, even though the Agency RMBS portfolio is substantially larger.  The market price of Orchid’s common stock is now materially less than its price as of March 31, 2021. Finally, operating expenses were up modestly by 6% for the first quarter versus the fourth quarter of 2020 and 3% versus the first quarter of 2020.

“Looking back over the last twelve months it is quite amazing how much our outlook has changed.  March of 2020 was one of the worst 31 days we have ever experienced.  As the effects of the pandemic took hold of our lives and the economy the outlook was very bleak.  But in 12 months we have recovered, not fully, but to the point our outlook has reversed most of the effects of the pandemic.  The shareholders equity of Bimini as of March 31, 2021 exceeds the level as of March 31, 2020. While the portfolio at Royal Palm is much smaller, net revenues for the first quarter of 2021 were larger than for the fourth quarter of 2019, the last full quarter before the pandemic hit the U.S. While the first quarter of 2021 was a turbulent one for levered MBS investors like Orchid Island and Royal Palm, the markets have stabilized and returns available are still attractive, if not quite as attractive as they were during the second quarter of 2020.  We remain optimistic that we will continue to progress towards our goal of harvesting our net operating losses and growing our portfolio and our earnings.”

Details of First Quarter 2021 Results of Operations

The Company reported net income of $1.3 million for the three-month period ended March 31, 2021.   As Orchid Island Capital, Inc. (“Orchid”) was able to grow its capital base during the first quarter of 2021, advisory service revenues increased 17% compared to the first quarter of 2020.  We recorded interest and dividend income of $1.1 million and interest expense on long-term debt. of $0.3 million. We recorded a $2.1 million mark to market gain on our shares in Orchid common stock and a mark to market loss of $1.4 million on our MBS portfolio. The results for the quarter also included operating expenses of $1.8 million and an income tax provision of $0.5 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended March 31, 2021, Bimini’s statement of operations included a fair value adjustment of $2.1 million and dividends of $0.5 million from its investment in Orchid’s common stock.  Also during the three months ended March 31, 2021, Bimini recorded $2.0 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.6 million of management fees and $0.4 million in overhead reimbursement.

Book Value Per Share

The Company's Book Value Per Share at March 31, 2021 was $3.08.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At March 31, 2021, the Company's stockholders’ equity was $35.8 million, with 11,608,555 Class A Common shares outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - December 31, 2020	$64,902,044	$251,232	$24,957	$276,189	$65,178,233
Securities purchased	12,367,589	-	-	-	12,367,589
Return of investment	n/a	(32,183)	(2,038)	(34,221)	(34,221)
Pay-downs	(3,263,507)	n/a	n/a	n/a	(3,263,507)
Premium lost due to pay-downs	(396,732)	n/a	n/a	n/a	(396,732)
Mark to market gains (losses)	(1,105,384)	109,947	(93)	109,854	(995,530)
Market Value - March 31, 2021	$72,504,010	$328,996	$22,826	$351,822	$72,855,832

The tables below present the allocation of capital between the respective portfolios at March 31, 2021 and December 31, 2020, and the return on invested capital for each sub-portfolio for the three-month period ended March 31, 2021. Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately (8.7)% and 41.6%, respectively, for the first quarter of 2021.  The combined portfolio generated a return on invested capital of approximately (7.5)%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
March 31, 2021
Market value	$72,504,010	$328,996	$22,826	$351,822	$72,855,832
Cash equivalents and restricted cash(1)	10,010,247	-	-	-	10,010,247
Repurchase agreement obligations	(73,135,999)	-	-	-	(73,135,999)
Total(2)	$9,378,258	$328,996	$22,826	$351,822	$9,730,080
% of Total	96.4%	3.4%	0.2%	3.6%	100.0%
December 31, 2020
Market value	$64,902,044	$251,232	$24,957	$276,189	$65,178,233
Cash equivalents and restricted cash(1)	10,910,342	-	-	-	10,910,342
Repurchase agreement obligations	(65,071,113)	-	-	-	(65,071,113)
Total(2)	$10,741,273	$251,232	$24,957	$276,189	$11,017,462
% of Total	97.5%	2.3%	0.2%	2.5%	100.0%

(1)	Amount excludes restricted cash of $655 and $1,015 at March 31, 2021 and December 31, 2020, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended March 31, 2021
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$565,623	$3,184	$1,953	$5,137	$570,760
Realized and unrealized gains (losses)	(1,502,118)	109,947	(93)	109,854	(1,392,264)
Total Return	$(936,495)	$113,131	$1,860	$114,991	$(821,504)
Beginning capital allocation	$10,741,273	$251,232	$24,957	$276,189	$11,017,462
Return on invested capital for the quarter(1)	(8.7)%	45.0%	7.5%	41.6%	(7.5)%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the first quarter of 2021, the Company received approximately $3.3 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 18.3% for the first quarter of 2021.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
March 31, 2021	18.5	16.4	18.3
December 31, 2020	12.8	24.5	14.4
September 30, 2020	13.0	32.0	15.8
June 30, 2020	12.4	25.0	15.3
March 31, 2020	11.6	18.1	13.7

Portfolio

The following tables summarize the MBS portfolio as of March 31, 2021 and December 31, 2020:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
March 31, 2021
Fixed Rate MBS	$72,504	99.5%	3.66%	335	1-Jan-51
Interest-Only MBS	329	0.5%	3.51%	298	15-Jul-48
Inverse Interest-Only MBS	23	0.0%	5.87%	218	15-May-39
Total MBS Portfolio	$72,856	100.0%	3.66%	335	1-Jan-51
December 31, 2020
Fixed Rate MBS	$64,902	99.6%	3.89%	333	1-Aug-50
Interest-Only MBS	251	0.4%	3.56%	299	15-Jul-48
Inverse Interest-Only MBS	25	0.0%	5.84%	221	15-May-39
Total MBS Portfolio	$65,178	100.0%	3.89%	333	1-Aug-50

($ in thousands)
	March 31, 2021		December 31, 2020
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$48,564	66.7%	$38,946	59.8%
Freddie Mac	24,292	33.3%	26,232	40.2%
Total Portfolio	$72,856	100.0%	$65,178	100.0%

	March 31, 2021	December 31, 2020
Weighted Average Pass Through Purchase Price	$108.84	$109.51
Weighted Average Structured Purchase Price	$4.28	$4.28
Weighted Average Pass Through Current Price	$109.63	$112.67
Weighted Average Structured Current Price	$4.8	$3.20
Effective Duration (1)	3.976	3.309

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 3.976 indicates that an interest rate increase of 1.0% would be expected to cause a 3.976% decrease in the value of the MBS in the Company’s investment portfolio at March 31, 2021.  An effective duration of 3.309 indicates that an interest rate increase of 1.0% would be expected to cause a 3.309% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2020. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of March 31, 2021, the Company had outstanding repurchase obligations of approximately $73.1 million with a net weighted average borrowing rate of 0.21%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $73.0 million and cash of approximately $4.0 million.  At March 31, 2021, the Company’s liquidity was approximately $6.0 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at March 31, 2021.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$44,954	61.4%	0.20%	$2,522	85
ED&F Man Capital Markets, Inc.	11,781	16.1%	0.20%	570	15
South Street Securities, LLC	7,302	10.0%	0.30%	341	43
Citigroup Global Markets, Inc.	5,979	8.2%	0.23%	255	50
JVB Financial Group, LLC	3,115	4.3%	0.21%	102	19
Mitsubishi UFJ Securities (USA), Inc.	5	0.0%	0.56%	110	14
	$73,136	100.0%	0.21%	$3,900	64

(1)
Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of March 31, 2021, and December 31, 2020, and the unaudited consolidated statements of operations for the three months ended March 31, 2021 and 2020.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	March 31, 2021	December 31, 2020
ASSETS
Mortgage-backed securities	$72,855,832	$65,178,231
Cash equivalents and restricted cash	10,010,902	10,911,357
Orchid Island Capital, Inc. common stock, at fair value	15,598,096	13,547,764
Accrued interest receivable	212,051	202,192
Deferred tax assets, net	34,204,364	34,668,467
Other assets	4,351,789	4,192,558
Total Assets	$137,233,034	$128,700,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$73,135,999	$65,071,113
Long-term debt	27,607,361	27,612,781
Other liabilities	711,395	1,528,826
Total Liabilities	101,454,755	94,212,720
Stockholders' equity	35,778,279	34,487,849
Total Liabilities and Stockholders' Equity	$137,233,034	$128,700,569
Class A Common Shares outstanding	11,608,555	11,608,555
Book value per share	$3.08	$2.97

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Three Months Ended March 31,
	2021	2020
Advisory services	$2,025,409	$1,724,597
Interest and dividend income	1,116,713	2,404,803
Interest expense	(289,406)	(1,277,317)
Net revenues	2,852,716	2,852,083
Other income (expense)	658,400	(16,077,449)
Expenses	1,756,583	1,705,957
Net Income (loss) before income tax provision	1,754,533	(14,931,323)
Income tax provision	464,103	7,401,624
Net income (loss)	$1,290,430	$(22,332,947)

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$0.11	$(1.92)
CLASS B COMMON STOCK	$0.11	$(1.92)

	Three Months Ended March 31,
Key Balance Sheet Metrics	2021	2020
Average MBS(1)	$69,017,031	$136,141,675
Average repurchase agreements(1)	69,103,556	131,155,699
Average stockholders' equity(1)	35,133,064	28,810,518

Key Performance Metrics
Average yield on MBS(2)	3.54%	5.99%
Average cost of funds(2)	0.23%	2.83%
Average economic cost of funds(3)	4.33%	4.22%
Average interest rate spread(4)	3.31%	3.16%
Average economic interest rate spread(5)	(0.79)%	1.77%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, May 14, 2021, at 10:00 AM ET. Participants can receive dial-in information via email by following the link:

https://www.incommglobalevents.com/registration/client/7485/bimini-capital-management-first-quarter-2021-earnings-call/

A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
https://ir.biminicapital.com